Exhibit 99.1

Investor and Financial Contacts:

Carol Cox

Investor Relations

760-603-7208

Life Technologies Announces Fourth Quarter and Fiscal Year 2011 Results

•	Fourth quarter revenue increased 4 percent to $970 million; GAAP earnings per share (EPS) increased to $0.69, or $1.06 on a non-GAAP basis, an increase of 18 percent

•	2011 revenue increased 4 percent to $3.7 billion; GAAP EPS increased to $2.23, or $3.73 on a non-GAAP basis, an increase of 5 percent

•	2011 free cash flow totaled $710 million

•	2012 outlook of non-GAAP organic revenue growth of 2 to 4 percent over 2011; Non-GAAP EPS guidance range of $3.90 to $4.05

CARLSBAD, CA, February 7, 2012 — Life Technologies Corporation (NASDAQ: LIFE) today announced results for the quarter and full year ended December 31, 2011 and provided financial guidance for 2012.

“I am pleased with our performance in the fourth quarter and throughout 2011, even as we faced a number of challenges, including macroeconomic headwinds and constrained spending by some of our customers,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “Overcoming these obstacles, we delivered top line growth, reduced our operating costs to meet the slower growth environment and expanded our operating margins an impressive 110 basis points, all of which we leveraged to deliver bottom line growth for the twelfth consecutive year. We finished the year with strong free cash flow of $710 million.”

“Looking ahead to 2012, we expect growth in our game-changing Ion Torrent franchise, expansion in end markets and geographies and continued operational efficiencies to drive organic revenue growth of 2 to 4 percent over 2011 results and adjusted non-GAAP EPS in a range of $3.90 to $4.05.”

Life Technologies reported results compared to quarter and year ended December 31, 2010.

Analysis of Fourth Quarter 2011 and Fiscal Year 2011 Results

•

Fourth quarter non-GAAP 2011 revenue increased 4 percent, or 3 percent excluding the impact from currency, with particularly strong growth in sales of Ion Torrent and Forensics. Full year non-GAAP 2011 revenue increased 4 percent, or 3 percent excluding the impact from currency, driven by increased sales of Ion Torrent, BioProduction and Forensics. The increase in both periods was partially offset by a decrease in sales of SOLiD products.

•

Non-GAAP gross margin in the fourth quarter increased 20 basis points to 64.8 percent, driven primarily by realized price and increased manufacturing productivity, which were partially offset by product mix and the termination of a supply agreement. Full year non-GAAP gross margin was 65.3 percent, a decrease of 150 basis points, due to currency hedging losses, upgrades to our SOLiD 5500 and Ion Torrent sales, which were partially offset by realized price and manufacturing productivity.

•

Non-GAAP operating margin increased 470 basis points to 31 percent in the fourth quarter, representing an all time high for the Company. Full year operating margin increased 40 basis points to 29.1 percent and, excluding currency, expanded 110 basis points. The increase in both periods resulted from a reduction in operating expenses including cost savings initiatives, a portion of which was offset by expenses related to developing Ion Torrent.

•	The non-GAAP tax rate was 26.8 percent for the fourth quarter and 27.3 percent for the full year.

•	Fourth quarter non-GAAP EPS increased 18 percent to $1.06. Full year non-GAAP EPS increased 5 percent to $3.73.

•	Diluted weighted shares outstanding were 184.5 million in the fourth quarter.

•

Cash flow from operating activities for the fourth quarter was $316 million. Fourth quarter capital expenditures were $34 million and resulting free cash flow was $282 million. The company ended the quarter with $882 million in cash and short-term investments.

Business Highlights:

•

Genetic Systems division non-GAAP revenue increased 13 percent to $278 million in the fourth quarter, or 11 percent excluding the impact from currency. Growth in the current year quarter was driven by increased sales of Ion Torrent and double digit growth in Forensics, which was partially offset by reduced sales of SOLiD products. Full year non-GAAP revenue increased 8 percent to $1 billion, or 7 percent excluding the impact from currency. Growth for the full year period was driven by increased sales of Ion Torrent franchise, growth in Forensics and Capillary Electrophoresis, all of which was partially offset by lower growth in SOLiD products.

•

Molecular Biology Systems division non-GAAP revenue decreased 1 percent to $441 million in the fourth quarter, or 2 percent excluding the impact of currency. The decline in the current year quarter resulted from a decline in qPCR royalties and continued lower spending by academic customers. Full year non-GAAP revenue was $1.7 billion, flat compared to the prior year period, and decreased 2 percent excluding the impact of currency. The decrease for the full year was the result of lower qPCR royalties, slower funding which drove lower PCR sales and a disruption in China sales as the company transitioned certain dealer networks to direct sales during the second quarter of 2011.

•

Cell Systems division non-GAAP revenue increased 3 percent to $244 million in the fourth quarter, or 1 percent excluding the impact of currency, compared to a strong fourth quarter of 2010. Growth in the fourth quarter was driven by increased sales of cell culture products and by increased sales in BioProduction. Full year non-GAAP revenue increased 7 percent to $969 million, or 6 percent excluding the impact of currency. Full year growth was driven by increased BioProduction sales and sales across our cell consumables businesses.

•

Regional organic growth rates for the quarter were as follows: the Americas was flat, Europe grew 4 percent, Asia Pacific grew 10 percent and Japan grew 4 percent. Full year growth rates were as follows: the Americas was 2%, Europe grew 3 percent, Asia Pacific 9 percent, and Japan declined 3 percent.

•

Revenue from orders transacted through Life Technologies’ eCommerce channels grew approximately 8 percent during the quarter and approximately 12 percent for the full year. Over 50 percent of all transactions globally are processed using eCommerce platforms.

Changes in Reporting

The company plans to modify its reporting to better align with changes it has made in its internal organization. These changes have no impact on results of operations, financial condition or cash flows of the Company as a whole.

The company currently reports revenues for three divisions: Molecular Biology Systems, Genetic Systems and Cell Systems. Starting in the first quarter of 2012, the company will report revenues for the following three business groups: Research Consumables, Genetic Analysis and Applied Sciences. These changes will be finalized during and effective for the first quarter of 2012 and the company will provide revised financial data reflecting these changes prior to reporting its first quarter results in April 2012.

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company provided its expectations for fiscal year 2012 financial performance. The company expects organic revenue growth of 2 to 4 percent over 2011 revenues of $3.7 billion and non-GAAP earnings per share to be in a range of $3.90 to $4.05. The guidance includes a revenue headwind of approximately $26 million, or 0.7 percent, and a benefit to non-GAAP EPS of approximately $0.02 from currency. The currency impact consists of a negative effect from changes in currency exchange rates based on December 2011 month end rates, partially offset by a benefit from not having the hedge losses that occurred in 2011. The company will provide further detail on its business outlook during the webcast today.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on its webcast at 4:30 PM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s Investor Relations Web site at https://ir.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at https://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Tuesday, February 28, 2012.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and TaqMan® products. Life Technologies had sales of $3.7 billion in 2011, employs approximately 10,400 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 4,000 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intend that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

Non-GAAP Measurements

This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

Investor and Financial Contact:

Carol Cox

Investor Relations

760-603-7208

ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the three months ended December 31, 2011				For the three months ended December 31, 2010
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$1,010,445	$(40,106	)(2)	$970,339	$932,337	$1,301	(2)	$933,638
Cost of revenues	345,305	(3,855	)(3)	$341,450	330,940	(104	)(3)	330,836
Purchased intangibles amortization	82,201	(82,201	)(4)	—	83,401	(83,401	)(4)	—

Gross profit	582,939	45,950		628,889	517,996	84,806		602,802

Gross margin	57.7%			64.8%	55.6%			64.6%
Operating expenses:
Selling, general and administrative	249,535	(5,864	)(5)	243,671	270,001	(11,200	)(5)	258,801
Research and development	90,201	(5,587	)(5)	84,614	108,711	(10,119	)(5)	98,592
Business consolidation costs	18,856	(18,856	)(6)	—	27,025	(27,025	)(6)	—

Total operating expenses	358,592	(30,307)		328,285	405,737	(48,344)		357,393

Operating income	224,347	76,257		300,604	112,259	133,150		245,409
Operating margin	22.2%			31.0%	12.0%			26.3%
Interest income	972			972	678			678
Interest expense	(38,162)	6,649	(7)	(31,513)	(36,289)	8,617	(7)	(27,672)
Other income (expense), net	(2,933)	—		(2,933)	385	(559	)(8)	(174)

Total other income (expense), net	(40,123)	6,649		(33,474)	(35,226)	8,058		(27,168)

Income from operations before provision for income taxes	184,224	82,906		267,130	77,033	141,208		218,241
Income tax provision	(56,871)	(14,814	)(9)	(71,685)	(6,465)	(39,466	)(9)	(45,931)

Net income	127,353	68,092		195,445	70,568	101,742		172,310
Net loss attributable to non-controlling interests	—	—		—	113	(98	)(10)	15

Net income attributable to controlling interest	$127,353	$68,092		$195,445	$70,681	$101,644		$172,325
Effective tax rate	30.9%			26.8%	8.4%			21.0%
Add back interest expense for subordinated debt, net of tax	584	(551	)(11)	33	—			—

Numerator for diluted earnings per share	$127,937	$67,541		$195,478	$70,681	$101,644		$172,325

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.71			$1.10	$0.38			$0.93

Diluted earnings per share attributable to controlling interest	$0.69			$1.06	$0.37			$0.90

Weighted average shares used in per share calculation:
Basic	178,304			178,304	186,046			186,046
Diluted	184,544			184,544	191,227			191,227

(1)

The Company reports Non-GAAP results which exclude costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs include restructuring charges, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, revaluation charges for inventories, contingent consideration liabilities, and asset impairments, and in process research and development expenses incurred as a result of business combinations, as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

(2)

Adjust for royalty revenue recognized upon a historical and current licensing settlement of $38.8 million and revenue related to credit usage on returns of a discontinued product of $1.8 million, offset with fair value amortization of purchased deferred revenue of $0.5 million for the three months ended December 31, 2011. Add back fair value amortization of purchased deferred revenue of $1.3 million for the three months ended December 31, 2010.

(3)

Add back royalty fees and expenses of $4.5 million related to the historical portion of the settlement of a licensing dispute, offset with contingent consideration revaluation of $0.6 million for the three months ended December 31, 2011. Add back noncash charges for purchase accounting inventory revaluations cost of $0.1 million for the three months ended December 31, 2010.

(4)	Add back amortization of purchased intangibles.
(5)

Add back $10.0 million for expenses and an asset impairment partially offset by recovery of expenses related to the historical portion of the settlement of a licensing dispute and depreciation of purchase accounting property, plant, and equipment revaluations of $1.5 million for the three months ended December 31, 2011. Add back depreciation of purchase accounting property, plant, and equipment revaluations of $2.4 million and accelerated compensation expenses related to business acquisitions of $18.9 million for the three months ended December 31, 2010.

(6)	Add back business consolidation costs.
(7)

Add back charges related to noncash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $5.1 million and $7.1 million for the three months ended December 31, 2011 and 2010, respectively. Adjust for imputed finance charges of $1.5 million associated with contingent consideration on business acquisitions for each of the three months ended December 31, 2011 and 2010.

(8)	Adjust for a discontinuance gain recognized on cash flow hedge of $0.6 million for the three months ended December 31, 2010.
(9)

Non-GAAP tax differs from GAAP tax expense due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(10)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant, and equipment revaluations attributable to non-controlling interest, net of tax benefit.

(11)	Eliminate noncash interest charges from diluted earnings per share calculation, as the noncash interest is excluded from the calculation of Non-GAAP net income.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the year ended December 31, 2011				For the year ended December 31, 2010
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$3,775,672	$(34,995	)(2)	$3,740,677	$3,588,094	$6,746	(2)	$3,594,840
Cost of revenues	1,301,145	(4,394	)(3)	$1,296,751	1,188,199	5,360	(3)	1,193,559
Purchased intangibles amortization	308,728	(308,728	)(4)	—	293,754	(293,754	)(4)	—

Gross profit	2,165,799	278,127		2,443,926	2,106,141	295,140		2,401,281

Gross margin	57.4%			65.3%	58.7%			66.8%
Operating expenses:
Selling, general and administrative	1,008,973	(10,776	)(5)	998,197	1,023,179	(17,096	)(5)	1,006,083
Research and development	377,924	(21,561	)(5)	356,363	375,465	(12,208	)(5)	363,257
Purchased in-process research and development	—	—		—	1,650	(1,650	)(4)	—
Business consolidation costs	75,324	(75,324	)(6)	—	93,450	(93,450	)(6)	—

Total operating expenses	1,462,221	(107,661)		1,354,560	1,493,744	(124,404)		1,369,340

Operating income	703,578	385,788		1,089,366	612,397	419,544		1,031,941
Operating margin	18.6%			29.1%	17.1%			28.7%
Interest income	3,932	—		3,932	4,266	—		4,266
Interest expense	(162,073)	30,779	(7)	(131,294)	(152,322)	39,582	(7)	(112,740)
Loss on early retirement of debt	—	—		—	(54,185)	54,185	(8)	—
Gain on divestiture of equity investments	—	—		—	37,260	(37,260	)(9)	—
Other income (expense), net	(10,913)	—		(10,913)	(5,864)	5,500	(10)	(364)

Total other income (expense), net	(169,054)	30,779		(138,275)	(170,845)	62,007		(108,838)

Income from operations before provision for income taxes	534,524	416,567		951,091	441,552	481,551		923,103
Income tax provision	(122,405)	(137,424	)(11)	(259,829)	(63,694)	(182,994	)(11)	(246,688)

Net income	412,119	279,143		691,262	377,858	298,557		676,415
Net loss attributable to non-controlling interests	658	(308	)(12)	350	437	(290	)(12)	147

Net income attributable to controlling interest	$412,777	$278,835		$691,612	$378,295	$298,267		$676,562

Effective tax rate	22.9%			27.3%	14.4%			26.7%
Add back interest expense for subordinated debt, net of tax	1,300	(1,169	)(13)	131	171			171

Numerator for diluted earnings per share	$414,077	$277,666		$691,743	$378,466	$298,267		$676,733

Earnings per common share:
Basic earnings per share attributable to controlling interest	$2.30			$3.86	$2.06			$3.69

Diluted earnings per share attributable to controlling interest	$2.23			$3.73	$1.99			$3.55

Weighted average shares used in per share calculation:
Basic	179,390			179,390	183,398			183,398
Diluted	185,595			185,595	190,591			190,591

(1)

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

(2)

Adjust for royalty revenue recognized upon a historical and current licensing settlement of $38.8 million, offset with fair value amortization of purchased deferred revenue of $2.9 million and add back revenue related to returns of a discontinued product of $0.9 million for the year ended December 31, 2011. Add back fair value amortization of purchased deferred revenue of $6.7 million for the year ended December 31, 2010.

(3)

Add back royalty fees and expenses of $4.5 million related to the historical portion of the settlement of a licensing dispute, charges for inventory reserves related to a discontinued product of $2.1 million, and $0.5 million of purchase accounting related cost of revenue revaluation, offset by contingent consideration revaluation of $2.7 million for the year ended December 31, 2011. Add back noncash charges for purchase accounting inventory revaluation cost of $0.9 million, offset with contingent consideration revaluation of $6.3 million for the year ended December 31, 2010.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.
(5)

Add back contingent consideration revaluation of $13.7 million, depreciation of purchase accounting property, plant, and equipment revaluations of $7.1 million, $10.0 million for expenses and an asset impairment partially offset by recovery of expenses related to the historical portion of the settlement of a licensing dispute, and accelerated compensation expense related to business acquisitions of $1.5 million for the year ended December 31, 2011. Add back depreciation of purchase accounting property, plant, and equipment revaluations of $10.4 million and accelerated compensation expense related to business acquisitions of $18.9 million for the year ended December 31, 2010.

(6)	Add back business consolidation costs.
(7)

Add back charges related to noncash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $24.6 million and $38.0 million for the years ended December 31, 2011 and 2010, respectively. Adjust for imputed finance charges of $6.2 million and $1.5 million associated with contingent consideration on business acquisitions for the years ended December 31, 2011 and 2010, respectively.

(8)	Add back loss on early retirement of debt.
(9)	Adjust for gain on divestiture of equity investments.
(10)

Adjust for gain on impaired security recovery of $7.1 million, a discontinuance gain on cash flow hedge of $0.6 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the year ended December 31, 2010.

(11)

Non-GAAP tax differs from GAAP tax expense due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(12)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant, and equipment revaluations attributable to non-controlling interest, net of tax benefit.

(13)	Eliminate noncash interest charges from diluted earnings per share calculation, as the noncash interest is excluded from the calculation of Non-GAAP net income.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
(in thousands)(unaudited)	2011	2010
Net income	$412,119	$377,858
Add back amortization and share-based compensation	394,326	386,621
Add back depreciation	123,578	122,978
Balance sheet changes	(82,781)	(101,435)
Other noncash adjustments	(38,107)	(46,933)

Net cash provided by operating activities	809,135	739,089
Capital expenditures	(99,293)	(124,817)

Free cash flow	709,842	614,272
Net cash provided by (used in) investing activities	(52,591)	5,013
Net cash used in financing activities	(627,268)	(407,808)
Effect of exchange rate changes on cash	(4,790)	5,505

Net increase in cash and cash equivalents	$25,193	$216,982

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2011	December 31, 2010

	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$881,994	$854,801
Trade accounts receivable, net of allowance for doubtful accounts	636,998	587,456
Inventories	377,866	323,318
Prepaid expenses and other current assets	175,222	280,950

Total current assets	2,072,080	2,046,525
Long-term assets	7,094,346	7,439,674

Total assets	$9,166,426	$9,486,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$450,839	$347,749
Accounts payable, accrued expenses and other current liabilities	989,645	798,636

Total current liabilities	1,440,484	1,146,385
Long-term debt	2,297,653	2,727,624
Other long-term liabilities	794,778	1,174,161
Equity	4,633,511	4,438,029

Total liabilities and equity	$9,166,426	$9,486,199